Exhibit 99.1

CA Reports First Quarter Fiscal Year 2009 Results

  Revenue up 6 percent to $1.087 billion
  GAAP earnings per share increases 54 percent to $0.37
  GAAP operating margin increases 7 points
  Non-GAAP earnings per share up 38 percent to $0.40
  Records strongest first quarter cash flow from operations in three years
  Reaffirms full fiscal year 2009 outlook

ISLANDIA, N.Y.--(BUSINESS WIRE)--CA, Inc. (NASDAQ:CA), the world’s leading independent IT management software company, today announced results for its first quarter fiscal year 2009, ended June 30, 2008.

“I am pleased that the first quarter of fiscal 2009 was a good one for CA, our seventh consecutive quarter of solid performance,” said John Swainson, CA’s chief executive officer. “We built on the momentum we established and sustained in fiscal year 2008 and recorded strong bookings and profit growth with cash flow from operations and revenue meeting our expectations.

“Our results indicate that CA has innovative products that are operationally critical to our customers’ success; a sound, reliable financial model; and strong relationships with customers, which we are able to nurture and grow quarter after quarter, year after year,” he continued.

“These advantages are the bedrock of CA’s continuing success. That’s why I am confident about CA’s position in the marketplace and why we are reaffirming our outlook for fiscal year 2009,” Swainson concluded.

Total revenue for the first quarter was $1.087 billion, up 6 percent, or flat in constant currency, from the $1.025 billion reported in the similar period last fiscal year.

Total North American revenue was up 3 percent in the first quarter while revenue from international operations was up 10 percent, or down 2 percent on a constant currency basis, compared with the same period last year.

Total bookings* in the first quarter were $1.030 billion, up 15 percent compared with $895 million in the prior year comparable period. During the quarter, the Company signed 13 license agreements with incremental values greater than $10 million, for a total of about $371 million, compared with 10 license agreements totaling about $202 million in the first quarter of fiscal year 2008. Weighted average life of subscription and maintenance bookings* in the first quarter was 3.37 years, compared with 2.95 years in the prior fiscal year period. When annualized, the year-over-year increase in annualized subscription and maintenance bookings for the quarter was 5 percent.

Total expenses, before interest and income taxes, for the first quarter were $779 million, a decrease of 4 percent, compared with $814 million in the prior year period. In the first quarter, GAAP operating income, before interest and income taxes, was $308 million, representing an operating margin of 28 percent, a 7 percentage point improvement from the prior year period.

On a non-GAAP basis, which excludes purchased software and intangibles amortization, restructuring and other costs and gains and losses on hedges of operating income relating to future periods, the Company reported first quarter operating expenses of $745 million, down 3 percent from the $769 million reported in the prior year period. Excluding the negative impact of currency, first quarter non-GAAP operating expenses were down 7 percent year-over-year. For the first quarter, non-GAAP operating income, before interest and incomes taxes, was $342 million, up 34 percent from the prior year period and representing a non-GAAP operating margin of 31 percent, a 6 percentage point improvement from the first quarter of fiscal year 2008.

The Company reported first-quarter GAAP income of $200 million or $0.37 per diluted common share, compared with income of $129 million or $0.24 per diluted common share a year earlier, representing a 54 percent increase in earnings per share.

CA recorded non-GAAP income of $214 million for the first quarter, or $0.40 per diluted common share, compared with $159 million, or $0.29 per diluted common share, reported a year earlier, representing a 38 percent increase in earnings per share.

The Company reported cash flow from operations of $54 million in the first quarter, up from a negative $13 million recorded in the first quarter of fiscal year 2008. Cash flow was affected positively by a duplicate payment of $23 million received from a customer that was returned in the second quarter.

Capital Structure

The balance of cash, cash equivalents and marketable securities at June 30, 2008, was $2.411 billion. With $2.230 billion in total debt outstanding, the Company has a net cash position of $181 million.

Outlook for Fiscal Year 2009

The Company reaffirmed its fiscal year 2009 annual outlook based on current expectations. The following represents “forward-looking statements” (as defined below).

  Total bookings growth in the mid-to-high single digits;
  Total revenue growth of 2 to 4 percent in constant currency, or $4.5 billion to $4.6 billion when translated at current foreign currency exchange rates, representing reported growth of 5 to 7 percent;
  GAAP earnings per common diluted share of $1.28 to $1.35. The outlook includes about $30 million in charges related to previously disclosed restructuring plans;
  Non-GAAP operating earnings per share of $1.45 to $1.52 per diluted common share, an increase of 22 percent to 28 percent; and
  Full-year cash flow from operations of $1.150 billion to $1.180 billion, an increase of 4 percent to 7 percent. The outlook includes about $120 million in payments related to previously disclosed restructuring plans and relatively flat cash taxes year-over-year.

Except as otherwise noted, guidance reflects current foreign currency exchange rates, assumes no acquisitions and a partial currency hedge of operating income.

The Company anticipates approximately 517 million shares outstanding at fiscal 2009 year-end and a weighted average diluted share count of approximately 541 million for the fiscal year. The Company also expects a full-year tax rate on non-GAAP income of approximately 37 percent.

A reconciliation of each non-GAAP measure referenced in this press release to its most directly comparable GAAP financial measure is included in the tables provided as part of this news release.

This news release and the accompanying tables should be read in conjunction with additional content that is available on the Company’s website, including a supplemental financial package as well as a webcast that the Company will host at 5 p.m. ET today to discuss its first quarter fiscal year 2009 results. The webcast will be archived on the website. Individuals can access the webcast, as well as this press release and supplemental financial information, at http://ca.com/invest or listen to the call at 1-877-809-1564. International participants can listen to the call at 1-706-634-8757.

* The Company has modified the way in which it reports bookings and weighted average life duration in an effort to align these metrics with amounts it expects to recognize as revenue.

Total bookings now includes the value of new maintenance contracts executed by customers in the current period that were separate from license subscription contracts, certain of which had previously been excluded. This modification is reflected in the bookings reported in the first quarter of fiscal year 2008 for comparison purposes and resulted in an increase of $61 million for the first quarter of fiscal year 2008.

Weighted average life duration now includes all license and maintenance contracts for both direct and indirect channels whereas the previous calculation reflected direct product licenses only. This modification is reflected in the weighted average life duration from the first quarter of fiscal year 2008 for comparison purposes and resulted in a decrease of 0.40 years for the first quarter of fiscal year 2008.

About CA

CA (NASDAQ: CA) is the world’s leading independent IT management software company. With CA's Enterprise IT Management (EITM) vision and expertise, organizations can more effectively govern, manage and secure IT to optimize business performance and sustain competitive advantage. For more information, visit www.ca.com.

Non-GAAP Financial Measures

This news release, the accompanying tables and the additional content that is available on the Company's website, including a supplemental financial package, includes certain financial measures that exclude the impact of certain items and therefore have not been calculated in accordance with U.S. generally accepted accounting principles (GAAP). Non-GAAP metrics for operating expenses, operating income, operating margin, income from operations and diluted earnings per share exclude the following items: non-cash amortization of purchased software and other intangibles, charges for in-process research and development costs, restructuring and other charges and the gains and losses on hedges of operating income relating to future periods. Non-GAAP income also excludes the interest on convertible bonds. The effective tax rate on GAAP and non-GAAP income from operations is the Company’s provision for income taxes expressed as a percentage of pre-tax GAAP and non-GAAP income from operations, respectively. Such tax rates are determined based on an estimated effective full year tax rate, with the effective tax rate for GAAP generally including the impact of discrete items in the quarter such items arise and the effective tax rate for Operating generally allocating the impact of such items pro rata to the fiscal year’s remaining reporting periods. Non-GAAP adjusted cash flow excludes restructuring and other payments. Free cash flow excludes capital expenditures. These non-GAAP financial measures may be different from non-GAAP financial measures used by other companies. Non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. By excluding these items, non-GAAP financial measures facilitate management's internal comparisons to the Company's historical operating results and cash flows, to competitors' operating results and cash flows, and to estimates made by securities analysts. Management uses these non-GAAP financial measures internally to evaluate its performance and they are key variables in determining management incentive compensation. The Company believes these non-GAAP financial measures are useful to investors in allowing for greater transparency of supplemental information used by management in its financial and operational decision-making. In addition, the Company has historically reported similar non-GAAP financial measures to its investors and believes that the inclusion of comparative numbers provides consistency in its financial reporting. Investors are encouraged to review the reconciliation of the non-GAAP financial measures used in this news release to their most directly comparable GAAP financial measures, which are attached to this news release.

Cautionary Statement Regarding Forward-Looking Statements

Certain statements in this communication (such as statements containing the words "believes," "plans," "anticipates," "expects," "estimates" and similar expressions) constitute "forward-looking statements" that are based upon the beliefs of, and assumptions made by, the Company’s management, as well as information currently available to management. These forward-looking statements reflect the Company’s current views with respect to future events and are subject to certain risks, uncertainties, and assumptions. A number of important factors could cause actual results or events to differ materially from those indicated by such forward-looking statements, including: the timing of orders from customers and channel partners may cause fluctuations in some of the Company’s key financial metrics; given the global nature of the Company’s business, economic factors or political events beyond the Company’s control can affect its business in unpredictable ways; changes to the compensation of the Company’s sales organization and changes to the Company’s sales coverage model and organization could adversely affect the Company’s business, financial condition, operating results and cash flow; if the Company does not adequately manage and evolve its financial reporting and managerial systems and processes, including the successful implementation of its enterprise resource planning software, its ability to manage and grow its business may be harmed; the Company may encounter difficulty in successfully integrating acquired companies and products into its existing businesses; the Company is subject to intense competition in product and service offerings and pricing and increased competition is expected in the future; the Company’s business may suffer if it is not able to retain and attract qualified personnel, including key managerial, technical, marketing and sales personnel; failure to adapt to technological change in a timely manner could materially adversely affect the Company’s revenue and earnings; if the Company's products do not remain compatible with ever-changing operating environments, it could lose customers and the demand for its products and services could decrease; the Company may lose access to third party operating systems or certain third party software that the Company uses in daily operations, either of which could delay product development and production; certain software the Company uses is from open source code sources, which, under certain circumstances, may lead to unintended consequences; discovery of errors in the Company’s software could materially adversely affect the Company’s revenue and earnings and subject the Company to product liability claims, which may be costly and time consuming; the Company's credit ratings have been downgraded in the past and could be downgraded further which would require the Company to pay additional interest under its credit agreement and could adversely affect its ability to borrow; the Company has a significant amount of debt; the failure to protect the Company's intellectual property rights and source code would weaken its competitive position; the Company may become dependent upon large transactions with customers; the Company’s sales to government customers subject it to risks, including early termination, audits, investigations, sanctions and penalties; the Company’s software products and the Company’s and customers’ data centers and IT environments may be subject to hacking or other breaches, harming the market perception of the effectiveness of the Company’s products; general economic conditions may lead the Company's customers to delay or forgo technology upgrades; the market for some or all of the Company's key product areas may not grow; the use of third party microcode could negatively affect the Company’s product development; the Company may lose access to third party operating systems, which could negatively affect the Company’s product development; third parties could claim that the Company's products infringe their intellectual property rights or that the Company owes royalty payments; fluctuations in foreign currencies could result in translation losses; the Company has outsourced various functions to third parties and these arrangements may not be successful; potential tax liabilities may materially adversely affect the Company’s results; and the other factors described in the Company's filings with the Securities and Exchange Commission. The Company assumes no obligation to update the information in this communication, except as otherwise required by law. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof.

Copyright © 2008 CA, Inc. All Rights Reserved. One CA Plaza, Islandia, N.Y. 11749. All trademarks, trade names, service marks, and logos referenced herein belong to their respective companies.

Table 1 CA, Inc. Condensed Consolidated Statements of Operations (in millions, except per share amounts) (unaudited)

	Three Months Ended
	June 30,
	2008	2007(1)
Revenue:
Subscription and maintenance revenue	$965	$907
Professional services	93	93
Software fees and other	29	25
Total revenue	1,087	1,025
Expenses:
Costs of licensing and maintenance	75	66
Costs of professional services	79	95
Amortization of capitalized software costs	31	29
Selling and marketing	297	306
General and administrative	122	132
Product development and enhancements	123	129
Depreciation and amortization of other intangible assets	36	39
Other expenses, net	12	6
Restructuring and other	4	12
Total expenses before interest and income taxes	779	814
Income before interest and income taxes	308	211
Interest expense, net	4	14
Income before income taxes	304	197
Income tax expense	104	68
NET INCOME	$200	$129

Basic income per share	$0.39	$0.25
Basic weighted average shares used in computation	512	525
Diluted income per share (2)	$0.37	$0.24
Diluted weighted average shares used in computation(2)	537	551
(1)	Certain balances have been reclassified to conform to current period presentation.

(2)	Net income and the number of shares used in the computation of diluted EPS was computed by dividing (i) the sum of net income and the after-tax amount of interest expense recognized in the period associated with outstanding dilutive convertible senior notes by (ii) the sum of the weighted average number of common shares outstanding for the period and the weighted average dilutive common share equivalents.

Table 2 CA, Inc. Condensed Consolidated Balance Sheets (in millions)

	June 30,	March 31,
	2008	2008
	(unaudited)
Cash, cash equivalents and marketable securities	$2,411	$2,796
Trade and installment accounts receivable, net	712	970
Deferred income taxes - current	571	623
Other current assets	124	79

Total current assets	3,818	4,468

Installment accounts receivable, due after one year, net	185	234
Property and equipment, net	486	496
Purchased software products, net	157	171
Goodwill	5,341	5,351
Deferred income taxes - noncurrent	283	293
Other noncurrent assets, net	735	743

Total assets	$11,005	$11,756

Current portion of long-term debt and loans payable	$11	$361
Deferred revenue (billed or collected) - current	2,389	2,664
Deferred income taxes - current	106	106
Other current liabilities	826	1,147

Total current liabilities	3,332	4,278

Long-term debt, net of current portion	2,219	2,221
Deferred income taxes - noncurrent	201	200
Deferred revenue (billed or collected) — noncurrent	1,042	1,036
Other noncurrent liabilities	282	312

Total liabilities	7,076	8,047

Common stock	59	59
Additional paid-in capital	3,510	3,566
Retained earnings	2,352	2,173
Accumulated other comprehensive loss	(95)	(101)
Treasury stock	(1,897)	(1,988)

Total stockholders’ equity	3,929	3,709

Total liabilities and stockholders’ equity	$11,005	$11,756

Table 3 CA, Inc. Condensed Consolidated Statements of Cash Flows (in millions) (unaudited)

	Three Months Ended
	June 30,
	2008	2007(1)

OPERATING ACTIVITIES:
Net income	$200	$129
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	67	68
Deferred income taxes	62	38
Non-cash share based compensation expense and defined contribution plan	31	27
Loss on sale and disposal of assets	2	4
Foreign currency transaction losses (gains) – before taxes	11	(6)
Decrease in trade and current installment accounts receivable, net	245	190
Decrease in noncurrent installment accounts receivable, net	38	43
Decrease in deferred revenue (billed or collected) – current & noncurrent	(252)	(175)
Decrease in taxes payable, net	(151)	(197)
Decrease in accounts payable, accrued expenses and other	(42)	(57)
Decrease in accrued salaries, wages and commissions	(98)	(64)
Restructuring and other, net	(37)	(23)
Changes in other operating assets and liabilities	(22)	10
NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES INVESTING ACTIVITIES:	54	(13)
Acquisitions, primarily goodwill, purchased software, and other intangible assets, net of cash acquired	(20)	(16)
Settlements of purchase accounting liabilities	(1)	(3)
Purchases of property and equipment	(23)	(23)
Proceeds from sale of assets	-	27
Purchases of marketable securities, net	-	(4)
Decrease in restricted cash	3	1
Capitalized software development costs	(34)	(25)
NET CASH USED IN INVESTING ACTIVITIES	(75)	(43)
FINANCING ACTIVITIES:
Dividends paid	(21)	(21)
Purchases of treasury stock (common stock)	-	(500)
Debt repayments	(352)	(3)
Exercise of common stock options and other	5	8
NET CASH USED IN FINANCING ACTIVITIES	(368)	(516)
DECREASE IN CASH AND CASH EQUIVALENTS BEFORE EFFECT OF EXCHANGE RATE CHANGES ON CASH	(389)	(572)
Effect of exchange rate changes on cash	4	26
DECREASE IN CASH AND CASH EQUIVALENTS	(385)	(546)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	2,795	2,275
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$2,410	$1,729
(1)	Certain balances have been reclassified to conform to current period presentation.

Table 4 CA, Inc. Reconciliation of GAAP Results to Non-GAAP Net Income (in millions, except per share data) (unaudited)

	Three Months Ended
	June 30,
	2008	2007

Total revenue	$1,087	$1,025
Total expenses before interest and income taxes	779	814

Income before interest and income taxes (1)	308	211
GAAP Operating Margin (% of revenue)	28%	21%

Non-GAAP operating adjustments:
Purchased software amortization	15	15
Intangibles amortization	13	18
Restructuring and other	4	12
Hedging losses(2)	2	-
Total non-GAAP operating adjustments	34	45
Non-GAAP income before interest and income taxes	342	256

Non-GAAP Operating Margin (% of revenue) (3)	31%	25%

Interest expense, net	4	14
Interest on dilutive convertible bonds	(2)	(2)
Non-GAAP income before income taxes	340	244

Income tax provision (4)	126	85

Non-GAAP income	$214	$159

Non-GAAP diluted EPS(5)	$0.40	$0.29
Diluted weighted average shares used in computation(5)	537	551
(1)	See the Condensed Consolidated Statement of Operations in Table 1 for a bridge from income before interest and income taxes to net income.

(2)	Consists of losses on hedges of operating income relating to future periods.

(3)	Excluding stock based compensation of $25 and $21, non-GAAP operating margin would have been 34% and 27% for the three months ended June 30, 2008 and 2007, respectively.

(4)	The effective tax rate on non-GAAP income is the Company's provision for income taxes expressed as a percentage of non-GAAP income before income taxes. Such tax rate is determined based on an estimated effective full year tax rate and the impacts of certain discrete items (such as decreases in non-US tax rates, reconciliations of tax returns to tax provisions and resolutions of tax contingencies).

(5)	Non-GAAP income and the number of shares used in the computation of non-GAAP diluted EPS for all periods presented have been adjusted to reflect the dilutive impact of the Company's 1.625 % Convertible Senior Notes and stock awards outstanding.

Refer to the discussion of Non-GAAP financial measures included in the accompanying press release for additional information.

Table 5 CA, Inc. Reconciliation of GAAP to Non-GAAP Operating Expenses and Diluted Income per Share (in millions) (unaudited)

	Three Months Ended
	June 30,
Operating Expenses	2008	2007

Total expenses before interest and income taxes	$779	$814

Non-GAAP operating adjustments:
Purchased software amortization	15	15
Intangibles amortization	13	18
Restructuring and other	4	12
Hedging losses(1)	2	-

Total non-GAAP operating adjustments	34	45

Total non-GAAP operating expenses	$745	$769

	Three Months Ended
	June 30,
Diluted Income per Share	2008	2007

GAAP diluted income per share	$0.37	$0.24

Non-GAAP adjustments, net of taxes

Purchased software and intangibles amortization	0.03	0.04
Restructuring and other charges	0.01	0.01
Non-GAAP effective tax rate adjustments (2)	(0.01)	-

Non-GAAP diluted income per share	$0.40	$0.29
(1)	Consists of losses on hedges of operating income relating to future periods.

(2)	The effective tax rate on non-GAAP income is the Company's provision for income taxes expressed as a percentage of non-GAAP income from operations before income taxes. Such tax rate is determined based on an estimated effective full year tax rate and the impacts of certain discrete items (such as decreases in non-US tax rates, reconciliations of tax returns to tax provisions and resolutions of tax contingencies).

Refer to the discussion of Non-GAAP financial measures included in the accompanying press release for additional information.

Table 6 CA, Inc. Effective Tax Rate Reconciliation GAAP and Non-GAAP (in millions) (unaudited)

	Three Months Ended
	June 30, 2008
	GAAP	Non-GAAP

Income before income taxes(1)	$304	$340

Statutory tax rate	35%	35%

Tax at statutory rate	106	119

Adjustments for discrete items and state tax provision(2)	(2)	7

Total tax expense	$104	$126

Effective tax rate(3)	34%	37%
(1)	See Table 4 for a reconciliation of income before interest and income taxes on a GAAP basis to income before income taxes on a non-GAAP basis.

(2)	The effective tax rate for GAAP generally includes the impact of discrete items in the quarter such items arise, whereas the effective tax rate for non-GAAP generally allocates the impact of such items pro rata to the fiscal year's remaining reporting periods.

(3)	The effective tax rate on GAAP and non-GAAP income is the Company's provision for income taxes expressed as a percentage of GAAP and non-GAAP income before income taxes, respectively. Such tax rates are determined based on an estimated effective full year tax rate and the impacts of certain discrete items (such as decreases in non-US tax rates, reconciliations of tax returns to tax provisions and resolutions of tax contingencies).

Refer to the discussion of Non-GAAP financial measures included in the accompanying press release for additional information.

Table 7 CA, Inc. Reconciliation of Projected GAAP Earnings per Share to Projected Non-GAAP Earnings per Share (unaudited)

	Fiscal Year Ending
	March 31, 2009

Projected GAAP diluted EPS from operations range	$ 1.28 to $ 1.35

Non-GAAP adjustments from operations, net of taxes
Purchased software and intangibles amortization	0.12	0.12
Restructuring and other charges	0.04	0.04
Impact from convertible senior notes	0.01	0.01

Non-GAAP projected diluted operating EPS range	$ 1.45 to $ 1.52

Refer to the discussion of Non-GAAP financial measures included in the accompanying press release for additional information.

CONTACT:
CA, Inc.
Public Relations:
Dan Kaferle, 631-342-2111
daniel.kaferle@ca.com
or
Investor Relations:
Carol Lu, 212-415-6920
carol.lu@ca.com